Exhibit 99.1

1900 E. 9th Street Cleveland, Ohio 44114
NEWS RELEASE
PFGI Capital Corporation Confirms Cash Payment on
Preferred Stock and Announces Financial Results for the
Year Ended December 31, 2008
Cleveland, Ohio — January 21, 2009 — PFGI Capital Corporation announced that a cash payment will be paid on February 17, 2009 on its Series A Preferred (OTC: PFGIP) and Series B Preferred. The distributions, accruing from November 18, 2008 through February 17, 2009, are payable to holders of record on February 1, 2009, at a rate of $.484375 per Series A Preferred stock and $1.25 per Series B Preferred stock. PFGI Capital Corporation also announced financial results for the fourth quarter and year ended December 31, 2008.
Net income for the three months ended December 31, 2008 was $4.1 million compared to $5.0 million for the three months ended December 31, 2007. Total interest income was $4.8 million and $5.2 million for the three months ended December 31, 2008 and 2007, respectively. The provision for loan participation losses was $513 thousand for the three months ended December 31, 2008 and $1 thousand for the three months ended December 31, 2007. Noninterest expense, including loan servicing and management fees, was $199 thousand and $194 thousand for the three months ended December 31, 2008 and 2007, respectively.
Net income for the year ended December 31, 2008 was $17.4 million, down from $20.0 million for the year ended December 31, 2007. Total interest income was $19.7 million in 2008 compared to $20.7 million in 2007. The provision for loan participation losses of $1.5 million in 2008 compares to a reversal of provision for loan losses of $62 thousand in 2007. Noninterest expense was $790 thousand in 2008 and $771 thousand in 2007.
At December 31, 2008, there were no nonperforming assets or impaired loans, loan participations totaled $299.7 million and the reserve for loan participation losses was $1.9 million. At December 31, 2008, total assets were $306.5 and stockholders’ equity was $306.4 million.
About PFGI Capital Corporation
 PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of The PNC Financial Services Group, Inc.
About The PNC Financial Services Group, Inc.
The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.
For further information, please contact:
Jill Hennessey
216-222-9253